UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2020

MEREDITH CORPORATION

(Exact name of registrant as specified in its charter)

Iowa	1-5128	42-0410230
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1716 Locust Street, Des Moines, Iowa	50309-3023
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (515) 284-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1	MDP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 22, 2020, Meredith Corporation (the “Company”), together with certain of its subsidiaries as subsidiary guarantors, entered into an amendment (the “Amendment”) to its revolving credit facility (the “Revolving Credit Facility”) under its credit agreement dated January 31, 2018 and amended to date with the lenders party thereto from time to time and Royal Bank of Canada, as administrative agent and collateral agent. Subject to the redemption of the Company’s outstanding Series A preferred stock, the Amendment increases the maximum consolidated net leverage ratio financial covenant applicable and tested at the end of each fiscal quarter in which the aggregate amount of all loans outstanding under the Revolving Credit Facility (including swingline loans) and letters of credit (other than letters of credit that have been cash collateralized or otherwise backstopped) exceeds 30% of commitments under the Revolving Credit Facility.

The foregoing summary description is not complete and is qualified in its entirety by reference to the text of the Amendment, which the Company expects to file as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2020.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated herein by reference to this Item 2.03.

Item 8.01.	Other Events.

On June 22, 2020, the Company issued a press release announcing its intention to raise $710 million aggregate principal amount of proposed new debt (the “Proposed Financing”), subject to market and other conditions, and to use a combination of cash on hand and proceeds from the Proposed Financing to redeem all of the Company’s outstanding Series A preferred stock. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated June 22, 2020

104	Cover Page Interactive Data File (formatted as Inline XBRL)

Forward-Looking Statements

This Current Report on Form 8-K and Exhibit 99.1 attached hereto contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements contained in this Current Report on Form 8-K and Exhibit 99.1 attached hereto that are forward-looking include, but are not limited to, the Company’s proposed debt raise, the redemption of the Series A preferred stock, the expected savings in the cost of the new debt financing compared to the cost of the Series A preferred stock, improvement in cash flow and tax benefits and the expected additional operational and financial flexibility from the transactions, successful implementation of the Company’s strategies, the Company’s expectations with respect to its June 30, 2020 cash and cash equivalents, and the increase to the consolidated net leverage ratio financial covenant. Forward-looking statements can be identified by words such as may, should, expects, provides, anticipates, assumes, can, will, meets, could, likely, intends, might, predicts, seeks, would, believes, estimates, plans, continues, guidance or outlook, or variations of these words or similar expressions. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to, market conditions, including the availability of debt capital and the terms upon which such debt can be secured, if at all, the impact of the COVID-19 pandemic on the Company, its customers and its suppliers; downturns in global, national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s acquisition of Time Inc., including the Company’s ability to comply with the terms of its debt and equity financings; and the risk factors contained in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), both of which are available on the SEC’s website at www.sec.gov, and the Company’s other filings with the SEC. Such risk factors may be amplified by the COVID-19 pandemic and its potential impact on the Company’s business and the global economy. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEREDITH CORPORATION

/s/ Jason Frierott
Jason Frierott
Chief Financial Officer

Date: June 22, 2020